Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-115953 of Serologicals Corporation and Subsidiaries on Form S-3 of our report dated February 27, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 142), appearing in the Annual Report on Form 10-K of Serologicals Corporation and Subsidiaries for the year ended December 28, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

May 7, 2004